INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL COMMENTS ON OPERATIONS
IN THE THIRD QUARTER AND FULL YEAR 2003

St. Louis, Missouri, September 9, 2003 - Furniture Brands International (NYSE: FBN), commented on recent business trends and operations in the third quarter and full year 2003.

W.G. (Mickey) Holliman, Chairman, President and Chief Executive Officer, said, “We are encouraged by what appear to be positive trends in recent business activity. While our July business was mixed, order rates have been up consistently through the second half of August and September to date, and we now have modestly positive comparisons on a quarter-to-date basis against the third quarter last year. We have also heard excellent reports of business over the Labor Day weekend, across all of our companies and across all geographic areas. We are still cautious, and inventory levels at retail may delay the impact somewhat, but indications are that business conditions in our industry may be moving in a positive direction.

“As expected, the third quarter to date has also been an outstanding period for us in terms of operating cash flow. It now appears likely that we will be at our targeted debt level by the end of this quarter. We will then enjoy substantial flexibility in the deployment of our cash going forward.

“Nevertheless, our aggressive strategies to reduce costs and to manage working capital - primarily inventories - have put continued pressure on margin performance in the third quarter. Two previously announced plant closures will reduce costs significantly at Broyhill and Thomasville, but they continue to impact our efficiency and our third quarter margins. In addition, our continuing focus on working capital management - the excellent results of which are being reflected in our cash flow generation - has added pressure to margins as we have reduced our inventories through discounting and promotions, and through manufacturing down-time. While the effect on our earnings - and on our announced expectations - is regrettable, all of these efforts are intentional and reflect our willingness, when necessary, to accept short-term earnings impacts to reduce costs, to pursue our strategy of blending domestic manufacturing with global sourcing, and to build longer-term balance sheet strength.

“The improvement in recent order trends is encouraging for the balance of the year, but it will not positively effect third quarter results. Considering the effects of the strategies discussed above, we currently estimate our third quarter earnings per share will be in the $0.34 to $0.35 range. With respect to the full year, we believe current business trends will help us meet our sales goals for the fourth quarter, but we are considering other restructuring efforts that may have a short-term impact on profitability. Accordingly, we currently estimate our full year 2003 earnings per share will be in the $1.78 to $1.82 range. We will report the final results of the third quarter on October 22, 2003.”

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry - Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the company's expected earnings per share, the prospects for the overall business environment, and other statements containing the words “expects,” “anticipates,” “estimates,” “believes,” and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward-looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company’s success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company’s public releases and SEC reports, including but not limited to the most recent reports on Forms 10-Q and 10-K. The company also cautions investors that our forecast for the third quarter and the year 2003 represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.